Exhibit (j)






            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We  consent  to  the  references  to  our  firm  under  the  captions "Financial
Highlights" within the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our reports dated October 28, 2016 relating to the financial statements of AB Balanced Wealth Strategy and AB Tax-Managed Balanced Wealth Strategy, each a portfolio of The AB Portfolios, for the fiscal year ended August 31, 2016, which is incorporated by reference in this Post-Effective Amendment No. 106 to the Registration Statement (Form N-1A No. 33-12988) of The AB Portfolios.

                                                      /s/ ERNST & YOUNG LLP


New York, New York
February 10, 2017